Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Forrester Research, Inc. of our report dated March 13, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Forrester Research, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

Boston, Massachusetts

November 6, 2026

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